Exhibit 99.1

NEWS RELEASE

HECLA ACHIEVES 2021 PRODUCTION GUIDANCE

Cash balance increased by $80 million during 2021

FOR IMMEDIATE RELEASE

January 13, 2022

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production for the fourth quarter and full year 2021 and year-end cash position.1

HIGHLIGHTS

Annual

●	Silver and gold production of 12.9 million ounces and 201,326 ounces, respectively.
●	Zinc and lead production increased 1% and 26%, respectively.
●	Silver equivalent production of 37.6 million ounces and gold equivalent production of 525,531 ounces.[2]
●	Lucky Friday silver production increased 75%.
●	Casa Berardi increased gold production 11%.
●	Year-end cash position of approximately $210 million with the credit facility undrawn.

Quarterly (compared to 3rd Quarter 2021)

●	21% and 14% increase in silver and gold production, respectively.
●	Greens Creek increased silver production 23%.
●	Lucky Friday silver production increased 15%.
●	Casa Berardi increased gold production 25%.

“All three mines reported strong production with significant production growth at Lucky Friday and Casa Berardi,” said Hecla’s President and CEO Phillips S. Baker, Jr. “Lucky Friday increased production by 75% over the prior year primarily because in 2021 the mine was in full production for the entire year. In the fourth quarter, the expected higher silver grades and benefits of the new mining method delivered a 15% increase over the third quarter. The 2020 and 2021 investments helped Casa Berardi produce 11% more gold ounces than in 2020 and 25% more than in the third quarter. At Greens Creek, silver grades improved after resolving the third quarter mine sequencing issues, as a result fourth quarter production was 2.3 million ounces of silver and over 9 million ounces for the year.”

Baker continued, “Even with doubling our exploration expenditures from 2020 and further enhancing our silver-linked dividend, our strong operational performance in 2021 delivered an increase of $80 million to our cash balance.  With a strong operational and financial year behind us, we expect to continue to build on these achievements in 2022.”

Greens Creek

At the Greens Creek Mine in 2021, 9.2 million ounces of silver and 46,089 ounces of gold were produced. For the fourth quarter, 2.3 million ounces of silver and 10,229 ounces of gold were produced. Silver and gold production were lower for the year by 12% and 5%, respectively, primarily due to lower grades and mine sequencing, partially offset by higher mill throughput. However, silver and gold production increased in the fourth quarter compared to the third quarter of 2021 by 23% and 5%, respectively, with the increase in silver due mainly to higher grades. The mill operated at an average of 2,307 tons per day (tpd) in 2021.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Casa Berardi

At the Casa Berardi Mine, 134,510 and 37,266 ounces of gold were produced in 2021 and the fourth quarter, respectively, increases of 11% and 25% over 2020 and the third quarter of 2021, respectively. The mill operated at an average of 4,187 tpd in 2021, which was a record, with ore production commencing from the new 160 pit in the fourth quarter of 2021.

Lucky Friday

At the Lucky Friday Mine, 3.6 million and almost 1.0 million ounces of silver were produced in 2021 and the fourth quarter, respectively. Silver production increased compared to 2020 and the third quarter of 2021 by 75% and 15%, respectively. The increase for the year reflected a full year of production, following the return to full production in the fourth quarter of 2020. The increase for the fourth quarter compared to the third quarter is due to higher grades and increase in milled tonnage. The mill operated at an average of 882 tpd, and approximately 86% of mine production for the year came from the newly developed Underhand Closed Bench mining method.

Nevada Operations

At the Nevada operations in 2021, production totaled 20,727 gold ounces and 46,319 silver ounces from remaining stockpiled non-refractory material, a bulk sample of refractory material processed at a third-party roaster, and additional refractory material processed at a third-party autoclave. The mine and mill facilities have been placed on care-and-maintenance while exploration at multiple targets and development of a decline to the Hatter Graben area at the Hollister mine continues. Underground exploration drilling from platforms available at Hollister commenced in the fourth quarter of 2021.

PRODUCTION SUMMARY

	Fourth Quarter December 31,	Third Quarter September 30,		Twelve Months December 31,
	2021	2021		2021	2020
Production			Increase/(Decrease)			Increase/(Decrease)
Silver (oz)	3,226,927	2,676,084	21%	12,887,239	13,542,957	(5)%
Gold (oz)	47,977	42,207	14%	201,326	208,962	(4)%
Lead (tons)	10,863	9,904	10%	43,011	34,127	26%
Zinc (tons)	14,754	15,546	(5)%	63,617	63,112	1%
Greens Creek – Silver (oz)	2,262,635	1,837,270	23%	9,243,222	10,494,726	(12)%
Greens Creek – Gold (oz)	10,229	9,735	5%	46,089	48,491	(5)%
Lucky Friday – Silver (oz)	955,401	831,532	15%	3,564,127	2,031,874	75%
San Sebastian – Silver (oz)	--	--	N/A	--	954,772	N/A
San Sebastian – Gold (oz)	--	--	N/A	--	7,223	N/A
Casa Berardi – Gold (oz)	37,266	29,722	25%	134,510	121,492	11%
Nevada Operations – Silver (oz)	924	270	242%	46,319	37,443	24%
Nevada Operations – Gold (oz)	482	2,751	(82)%	20,727	31,756	(35)%

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on the respective average annual LME metal prices as follows: $25.17 for Ag, $1,799.58 for Au, $1.00 for Pb, and $1.36 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's full year and fourth quarter 2021 operating and financial results and conditions contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported full year and fourth quarter 2021 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, 2022 results could be similar to or better than 2021 results. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Russell Lawlar

Sr. Vice President – CFO and Treasurer

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com
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